Exhibit 10.12

FORM OF EMPLOYMENT AGREEMENT

THIS AGREEMENT made and entered into as of the 1st day of January, 2009 by and among Intervest National Bank, (hereinafter “Intervest”) and                          (hereinafter “Executive”);

WITNESSETH:

WHEREAS, the Board of Directors of Intervest recognizing value of the experience and knowledge of Executive to business of Intervest, desires to retain the valuable services and business counsel of Executive, it being in the best interest of Intervest to arrange terms of employment for Executive so as to reasonably induce Executive to remain in his capacities with Intervest for Executive’s term hereof; and

WHEREAS, Executive is willing to provide services to Intervest in accordance with the terms and conditions hereinafter set forth;

NOW, THEREFORE, for and in consideration of the mutual promises and covenants herein contained, the parties hereto agree as follows:

1.         EMPLOYMENT.         During Executive’s Employment, Intervest agrees to employ Executive and Executive agrees to accept such employment and to perform such duties and functions as the Board of Directors of Intervest, and/or Intervest’s officers as designated by the Board of Directors, may assign to Executive from time to time, but only administrative and managerial functions commensurate with Executive’s past experience and performance level. As directed by the Board of Directors, he shall perform such duties at the offices of Intervest in New York City.

Responsibility for the supervision of Executive shall rest with the Board of Directors of Intervest and its Executive Committee, which shall review Executive’s performance regularly. The Board of Directors of Intervest shall have the authority to terminate Executive, subject to the provisions outlined in Section 6 of this Agreement.

2.         TITLE.         Executive shall serve as Senior Vice President and Chief Financial Officer of Intervest.

3.         TERM OF EMPLOYMENT.         Executive’s Employment referred to in Section 1 hereof shall commence on January 1, 2009, and, subject to the termination provisions set forth below, shall end December 31, 2009, provided, however, that if (a) Executive advises Intervest in writing on or before September 1, 2009, of his desire to extend the term of the Agreement and (b) Intervest communicates its consent to such extension in writing to Executive on or before September 30, 2009, then the Agreement shall continue upon the same terms and conditions for a further one-year period until December 31, 2010, renewable by the parties from year to year thereafter pursuant to the same procedure described herein. If Intervest shall decide not to extend this Agreement, the denial shall not be construed as a termination pursuant to Paragraph 6 below.

4.         ANNUAL COMPENSATION.

LSD	Executive

4.1         Base Salary.         During Executive’s Employment, Executive shall be paid an annual base salary (hereinafter “Base Salary”) which shall be paid in equal installments in accordance with Intervest’s normal pay practices, but not less frequently than monthly. Executive’s annual Base Salary shall be $             Any increases to the Base Salary during Executive’s Employment are at the discretion of the Board of Directors of Intervest.

4.2         Bonus.         During Executive’s Employment and in addition to Executive’s Base Salary, Executive may receive a bonus payment payable prior to the end of each applicable calendar year. The granting of any such bonus is at the sole discretion of the Board of Directors of Intervest.

4.3         Additional Benefits.         During Executive’s Employment, Executive shall be provided with such employee benefits and benefit levels, including health and life insurance, etc. as may be provided by the Board of Directors of Intervest. The employee benefits shall be provided and maintained at a level of not less than what is in effect at the time this Agreement is executed. Executive shall be entitled to participate in any qualified or unqualified pension, profit sharing or other employee benefit plan adopted by Intervest hereafter.

Throughout Executive’s Employment, Executive shall also be entitled to reimbursement for reasonable business expenses incurred by him in the performance of his duties hereunder, as approved from time to time by the Board of Directors of Intervest.

5.           CHANGE IN CONTROL OF INTERVEST.

(a)         In the event of a “change in control” of Intervest, as defined herein, Executive shall be entitled, for a period of one (1) year from the date of closing of the transaction effecting such change in control, at his election, to give written notice to Intervest of termination of this Agreement and to receive a lump sum cash payment as follows:

In the event of a change of control during the first six (6) months of the Agreement, Executive will be entitled to an amount equal to compensation, as outlined in Section 4 of this Agreement, at Executive’s then current compensation level, for the balance of the Agreement through December 31, 2009 plus a bonus of six (6) months compensation and, in the event of change of control following the first six (6) month period, Executive shall be entitled to an amount equal to compensation for the balance of the Agreement through December 31, 2009 plus a bonus of three (3) months compensation.

(b)         The severance payments provided for in this Section 5 shall be paid by Intervest not later than ten (10) days after the date of notice of termination by Executive under this Section 5 or ten (10) days after the date of closing of the transaction effecting the change in control of Intervest, whichever is later.

(c)         For purposes of this Section 5, “change in control” of Intervest shall mean:

(i)

any transaction, whether by merger, consolidation, asset sale, tender offer, reverse stock split or otherwise, which results in a reduction in the combined ownership of the Dansker Family (consisting of Jean Dansker, Estate of Jerome Dansker, Trust f/b/o Jean Dansker, Lowell S. Dansker, Helene Bergman and their respective heirs and assigns) to less than 10% of the aggregate outstanding shares of all classes of stock of Intervest Bancshares Corporation, computed on a fully diluted basis; or

(ii)	if the Dansker Family shall cease to own a majority of the issued and outstanding shares of Class B Common Stock of Intervest Bancshares Corporation; or

LSD	Executive

(iii)	the sale of all or substantially all of the assets of Intervest or Intervest Bancshares Corporation; or

(iv)	the liquidation of Intervest or Intervest Bancshares Corporation.

6.           TERMINATION.

6.1         For Cause.         This Agreement may be terminated by the Board of Directors of Intervest without notice and without further obligation other than for accrued and unpaid compensation, for any of the following reasons:

(a)         failure of Executive to follow reasonable directions or policies of the Board of Directors of Intervest or its Executive Committee; or

(b)         gross negligence or willful misconduct of Executive materially damaging to the business of Intervest during the Executive’s Employment; or

(c)         conviction of the Executive during the Executive’s Employment of a crime involving breach of trust or moral turpitude.

In the event that Intervest discharges Executive alleging “cause” under this Section 6.1 and it is subsequently determined judicially that the termination was “without cause”, then such discharge shall be deemed a discharge without cause subject to the provisions of Section 6.2 hereof.

6.2         Without Cause.         Intervest may, upon thirty (30) days written notice to Executive, terminate this Agreement without cause at any time during the Executive’s Employment upon the condition that Executive shall be entitled, as liquidated damages in lieu of all other claims, to a severance payment as follows:

In the event of termination without cause during the first six (6) months of the Agreement, Executive will be entitled to an amount equal to compensation, as outlined in Section 4 of this Agreement, at Executive’s then current compensation level, for the balance of the Agreement through December 31, 2009, plus a bonus of six (6) months compensation and, in the event of termination without cause following the first six (6) month period, Executive shall be entitled to an amount equal to compensation for the balance of the Agreement through December 31, 2009, plus a bonus of three (3) months compensation. The severance payment provided for in this Section 6.2 shall be paid by Intervest not later than thirty (30) days after the actual date of termination of employment of Executive.

7.           ENTIRE AGREEMENT.         This Agreement constitutes the entire agreement between the parties hereto regarding the employment of Executive, and supersedes and replaces all prior agreements and understandings, whether written or unwritten, relating thereto.

8.           ASSIGNMENT.         Neither of the parties hereto may assign this Agreement without the prior written consent of the other party hereto.

9.           SEVERABILITY.         Each section and subsection of this Agreement constitutes a separate and distinct understanding, covenant and provision hereof. In the event that any provision of this Agreement shall finally be determined to be unlawful, such provision shall be deemed to be severed from this Agreement, but every other provision of this Agreement shall remain in full force and effect.

LSD	Executive

10.           GOVERNING LAW.         This Agreement shall in all respects be interpreted, construed and governed by and in accordance with the laws of the State of New York.

11.           RIGHTS OF THIRD PARTIES.         Nothing herein expressed or implied is intended to or shall be construed to confer upon or give to any person, firm or other entity, other than the parties hereto and their permitted assigns, any rights or remedies under or by reason by this Agreement.

12.           AMENDMENT.         This Agreement may not be amended orally but only by an instrument in writing duly executed by the parties hereto.

13.           NOTICES.         Any notice or other document or communication permitted or required to be given to Executive pursuant to the terms hereof shall be deemed given if personally delivered to Executive or sent to him postage prepaid, by registered or certified mail, at                          or any such other address of which Executive shall have notified Intervest in writing. Any notice or other document or other communication permitted or required to be given to Intervest pursuant to the terms hereof shall be deemed given if personally delivered or sent to Chairman of the Board, 1 Rockefeller Plaza, Suite 400, New York, New York 10020-2002, postage prepaid, by registered or certified mail or at such other address as Intervest shall have notified Executive in writing.

14.           WAIVER.         The waiver by either party hereto of a breach of any provision of this Agreement by the other shall not operate or be construed as a waiver of any subsequent breach of the same or any other provision of this Agreement by the breaching party.

15.           The Employee acknowledges that the Employer’s parent company is a party to a Letter Agreement with the United States Department of the Treasury in connection with that Department’s TARP Capital Purchase Program (the “Program”) and that the Employee has executed a waiver in connection with such participation. Consistent with that waiver, the Employee agrees that this Agreement shall be amended, without requirement for further action by the Employer or the Employee, to the extent necessary to assure compliance with any regulations issued by the Department of the Treasury under the Program.

INTERVEST NATIONAL BANK

By:
Attest	Lowell S. Dansker, Chairman

EXECUTIVE

Attest

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